DREYFUS LIQUID ASSETS, INC.
FUND  PROFILE

A money market mutual fund

January 1, 1996

DREYFUS LIQUID ASSETS, INC.

1.  Investment Objectives

Dreyfus Liquid Assets is a money market fund whose goal is to provide you with as high a level of current income as is consistent with the preservation of capital. The Fund seeks to maintain a net asset value of $1.00 per share.

2.  Investment Strategy
This fund invests in short-term money market instruments, consisting exclusively of securities issued or guaranteed by the U.S. Government or its agencies or instrumentalities, certificates of deposit, time deposits, bankers' acceptances and other sh ort-term obligations issued by domestic banks and London branches of domestic banks, repurchase agreements, high grade commercial paper and other short-term corporate obligations. The Fund will invest at least 25% of its assets in bank obligations.


The Fund will maintain a dollar-weighted average portfolio maturity of 90 days or less and purchase only securities having remaining maturities of 13 months or less.

3.  Investment Risks

An investment in the Fund is neither insured nor guaranteed by the FDIC or the U.S. Government. There can be no assurance that the Fund will be able to maintain a stable net asset value of $1.00 per share.

The Fund's yield will fluctuate based on market conditions.

To the extent the Fund's investments are concentrated in the banking industry, the Fund will have correspondingly greater exposure to the risk factors which are characteristic of such investments.

4.  Appropriate for Investors Who:

Are averse to principal fluctuations.

Seek high current income through a portfolio of money market instruments.

5.  Fees and Expenses

Shareholder Transaction Expenses are paid by investors when purchasing and/or redeeming Fund shares.

Maximum Sales Load Imposed on Purchases (as a percentage of offering price).
NONE

Annual Fund Operating Expenses are taken directly from the assets of the Fund, and are reflected in the Fund's net asset value.

(as a percentage of average daily net assets)
Management Fees                 .47%
Other Expenses                  .29%
Total Fund Operating Expenses   .76%

Example:

You would pay the following expenses on a $1,000 investment, assuming (1) 5% annual return and (2) redemption at the end of each time period:

1 Year          3 Years         5 Years         10 Years
$8              $24             $42             $94

This is an illustration only;  actual expenses and returns will vary.

6.  Past Performance
Calendar Year Total Return

1986    6.50%
1987    6.28%
1988    7.11%
1989    9.07%
1990    7.99%
1991    5.87%
1992    3.47%
1993    2.64%
1994    3.53%
1995    5.45%

7-day yield for period ended 12/31/95:  5.08%

For current yield information call:  1-800-782-6620

Past performance is no guarantee of future results;  yield fluctuates

7.  Investment Adviser

The Dreyfus Corporation is the Fund's investment adviser.

8.  Purchases

The minimum initial investment is $2,500. The initial investment must be accompanied by the Fund's Account Application. Subsequent investments must be at least $100. You may purchase Fund shares by check or wire, or through the Dreyfus TeleTransfe r privilege.

9.  Redemptions

You can sell Fund shares by written request, telephone, Dreyfus TeleTransfer ($500 minimum, $150,000 maximum), wire redemption ($1,000 minimum, $250,000 maximum) or by writing a redemption check ($500 minimum).

When a redemption request is received in proper form, the Fund will redeem the shares at the next determined net asset value.

10.  Distributions

Dividends are declared and paid daily; capital gains, if any, are declared and paid annually. Dividends and capital gains can be mailed to you, sent directly to your bank, swept into another Dreyfus account or reinvested back into your Fund to purch ase shares at net asset value.

11.  Other Services

Telephone Exchange Privilege
Dreyfus Automatic Asset Builder
Dreyfus Dividend Options
Dreyfus Payroll Savings Plan

Mutual fund shares are not deposits or obligations of, or guaranteed or endorsed by, any bank, and are not federally insured by the Federal Deposit Insurance Corporation, the Federal Reserve Board, or any other agency. There can be no assurance that any money market fund will be able to maintain a stable net asset value of $1.00 per share.

This Profile contains key information about the Fund. More details appear in the Fund's accompanying Prospectus.

Copyright 1996, Dreyfus Service Corporation, Broker-Dealer. Premier Mutual Fund Services, Distributor.

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